Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), entered into on September 27, 2013 (the “Effective Date”), is by and among, LIN Media LLC, a Delaware limited liability company (“Parent”), and LIN Television Corporation, a Delaware corporation with its headquarters in Providence, Rhode Island, and a wholly-owned subsidiary of the Parent (the “Company” and, together with Parent, the “LIN Companies”), and Robert Richter, an individual residing in the state of Minnesota (the “Executive”).

RECITALS:

WHEREAS, as of the date hereof, the Executive serves as Senior Vice President Digital of Parent and Senior Vice President Digital of the Company pursuant to an Employment Agreement, dated as of September 30, 2008, as amended (the “Prior Employment Agreement”);

WHEREAS, the parties hereto desire that Executive continue to be employed by Parent as its Senior Vice President Digital and by the Company as its Senior Vice President Digital; and

WHEREAS, the parties hereto desire to amend and restate the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.              Employment.  The Company shall employ Executive and Executive hereby agrees to serve the LIN Companies on the terms and conditions set forth herein.

2.              Service Period.  The term of this Agreement and Executive’s employment hereunder (the “Service Period”) shall be deemed to have commenced as of the Effective Date and shall continue thereafter until the effective date of termination pursuant to the terms and subject to the conditions of this Agreement.

3.              Position and Duties.  During the Service Period, Executive shall serve as Senior Vice President Digital, reporting only to the Chief Executive Officer of Parent in his capacity as Senior Vice President Digital of Parent and the Company and, subject to the LIN Companies’ respective Certificate of Formation, Certificate of Incorporation, Limited Liability Company Agreement and By-Laws, shall have such authority as may be granted from time to time by the respective boards of directors and as otherwise is inherent in such positions.  In addition, Executive shall provide services to any other subsidiary of Parent, without additional compensation, as determined by the Chief Executive Officer of Parent.

4.              Attention and Effort.  Executive covenants and agrees, at all times during the Service Period, to devote his full business-time efforts, energies and skills to his duties as Senior Vice President Digital of the LIN Companies, to serve each of the LIN Companies diligently and to the best of Executive’s ability and at all times to act in compliance with the rules, regulations, policies and procedures of the LIN Companies as shall be in effect from time to time.  Executive further covenants and agrees that he will not, directly or indirectly, engage or participate in any other business, profession or occupation for compensation or otherwise at any time during the Service Period which conflicts with the business of the LIN Companies, without the prior written consent of the Board of Parent; provided, that nothing herein shall preclude Executive from accepting appointment to or continuing to serve on any board of directors or trustees of any charitable or not-for-profit organization or from managing his personal, financial or legal affairs; provided, in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 10, 11 or 12 of this Agreement in any material respect.

5.              Compensation and Other Benefits.

(a)         During the Service Period, Executive shall be paid by the Company an annual base salary of Three Hundred Eighty Three Thousand Dollars ($383,000), as may be increased from time to time (“Base Salary”), payable in accordance with the Company’s normal payroll practices.  The Base Salary shall be reviewed by the Compensation Committee of the Board of Parent (“Compensation Committee”) no less often than once each calendar year and may be increased, but not decreased, based upon such a review.

(b)         With respect to the fiscal year of the Company that commenced January 1, 2013, and each subsequent fiscal year of the Company during the Service Period, Executive shall be eligible to receive, in addition to the Base Salary described above, an annual bonus payment (a “Performance Bonus”) in an amount up to Two Hundred Fifty Five Thousand Dollars ($255,000) for such year (a “Performance Bonus Amount”).  The amount of the Performance Bonus, if any, with respect to any fiscal year during the Service Period shall be determined by December 31 of such year, or as soon thereafter as practicable, and shall be paid in cash no later than March 15 of the subsequent calendar year.  The amount of the Performance Bonus, if any, for any fiscal year during the Service Period shall be calculated as the sum of Sections 5(b)(i) and 5(ii) below:

(i)                                     Executive shall be eligible to receive a bonus payment calculated as set forth in this paragraph (i) using a baseline bonus amount equal to sixty percent (60%) of the Performance Bonus Amount (the “Results Bonus Base Amount”).  The amount of the bonus awarded to Executive, if any, under this paragraph (i) shall be an amount calculated as a percentage of the Results Bonus Base Amount (the “Results Bonus Percentage”).  The Results Bonus Percentage shall be the percentage set forth on Schedule 5(b) hereto that corresponds to the respective percentage by which Parent has achieved the approved budgeted Internet revenue target established by the Board of Parent for the applicable year.

(ii)                                  Executive shall be eligible to receive a bonus payment in an amount up to forty percent (40%) of the Performance Bonus Amount, which bonus payment, if any, shall be determined by the Compensation Committee, based upon its assessment of such factors as it may determine to be relevant, which may include the performance of the LIN Companies and Executive, general business conditions, and the relative achievement by

Executive or the LIN Companies of any goals established by the Board of Parent or the Compensation Committee.

6.              Benefits and Expenses.  Executive shall receive from the Company such other benefits as may be granted to senior management of the Company generally, including health, dental, life and disability insurance and vacation benefits.  In addition, Executive shall be provided with an automobile allowance in accordance with the Company’s then-current plan.  The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses which Executive may incur in regard to the business of Company or Parent, in accordance with and subject to the limitations of the Company’s standard practices and policies and Executive’s presentation of such documents and records as Company shall require to substantiate such expenses.

7.              [Intentionally omitted]

8.              Termination.  The employment of Executive hereunder may be terminated as follows:

(a)         By the LIN Companies for “Cause.”  Subject to such other terms of this Agreement, the LIN Companies may terminate the employment of Executive hereunder for “Cause” by action of the Board of Parent if the Executive:

(i)                                     has been convicted of, or entered a pleading of guilty or nolo contendre (or its equivalent in the applicable jurisdiction) to any criminal offense (whether or not in connection whether the performance by Executive of his obligations and duties under this Agreement), excluding offenses under road traffic laws, or misdemeanor offenses, that are subject only to a fine or non-custodial penalty;

(ii)                                  has committed an act or omission involving dishonesty or fraud;

(iii)                               has willfully refused or willfully failed to perform his obligations and duties under this Agreement or the duties properly assigned to him in accordance with the terms and conditions of this Agreement, and Executive has the physical capacity to perform such obligations or duties; or

(iv)                              has engaged in gross negligence or willful misconduct with respect to any of the LIN Companies or any of their affiliates or subsidiaries.

(b)         By the LIN Companies “Without Cause.”  The LIN Companies may terminate the employment of Executive hereunder at any time, in Parent’s sole discretion, for any reason whatsoever or for no reason, which termination shall constitute a termination “Without Cause.”

(c)          By Executive for Good Reason.  Executive may terminate his employment hereunder in the event of any of the following (each of which shall constitute “Good Reason”) and the LIN Companies shall have failed to have reasonably remedied such condition within thirty (30) days following written notice from Executive setting forth in reasonable detail the condition giving rise to such Good Reason:

(i)                                     either of the LIN Companies fails to perform its respective obligations or breaches any of its covenants or warranties under this Agreement;

(ii)                                  the relocation of Executive’s primary office to a location that is more than thirty-five (35) miles from the Company’s headquarters in Austin, Texas; or

(iii)                               the Board of Parent or the board of directors of the Company approves, without Executive’s consent or for reasons other than those set forth in Section 8(a), (A) a reduction in Executive’s Base Salary, the Performance Bonus Amount or the Results Bonus Base Amount, or (B) the assignment to Executive of any duties inconsistent in any material respect with, or effect a material diminution of, Executive’s duties, titles, offices, or responsibilities with the Parent or the Company, or any demotion of Executive from, or any failure to reelect or reappoint Executive to any of such positions (except in connection with the termination of Executive’s employment for disability or Cause or as a result of Executive’s death); provided, however, that with respect to the foregoing clause (B) if subsequent to a Change in Control (as hereinafter defined in Section 24), Executive maintains over the business of the Company substantially the same authority and responsibility with respect thereto that he held prior to such Change in Control, the requirement that the Executive report to officers or the board of parent companies, or a change in the title of Executive, shall not of itself constitute “Good Reason.”   Notwithstanding the foregoing, the foregoing clause (B) of this paragraph (iii) shall not apply to Executive’s duties, title, office, responsibilities or status as a director of the Company or Parent.

(d)         By Executive Without Good Reason.  Executive may terminate his employment hereunder at any time, for any reason, upon giving to the LIN Companies thirty (30) days’ written notice of termination of Executive’s employment hereunder pursuant to this Section 8(d) (“Notice of Resignation”), during which notice period Executive’s employment and performance of services will continue; provided, however, that Parent may, upon notice to Executive and without reducing Executive’s compensation during such period, excuse Executive from any or all of his duties during such period.  The effective date of the termination of Executive’s employment hereunder shall be the date specified in the Notice of Resignation delivered in accordance with this Section 8(d).

(e)          Automatic Termination Upon Death or Disability.  Executive’s employment hereunder shall terminate automatically upon the death or “total disability” of Executive.  The term “total disability” as used herein shall mean Executive’s inability, with or without reasonable accommodations, to perform the duties of Executive contemplated by Section 3 hereof for a period of, or periods aggregating, six (6) months in any twelve (12) month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control, unless Executive is granted a leave of absence by the Board of Parent.  All determinations as to whether Executive has suffered total disability due to physical or mental illness, loss of capacity or any other medical cause shall be made by a physician who is mutually agreed upon by Executive and a majority of the members of the Nominating and Corporate Governance Committees of the Board of Parent.  Executive and the LIN Companies

hereby acknowledge that Executive’s ability to perform the duties set forth in Section 3 hereof is of the essence of this Agreement.  Termination under this Section 8(e) shall be deemed to be effective (i) as of the time of Executive’s death or (ii) immediately upon determination of Executive’s total disability, as defined above, by a physician mutually agreeable to Executive and the Board of Parent.

9.              Severance for Termination Without Cause or Resignation With Good Reason.

(a)         Subject to the terms and conditions of this Section 9 set forth below, solely in the event that Executive’s employment hereunder is terminated (y) by the LIN Companies Without Cause pursuant to the terms and subject to the conditions of Section 8(b) hereof; or (z) by Executive with Good Reason pursuant to the terms and subject to the conditions of Section 8(c) hereof, then:

(i)                                     The Company shall pay to Executive a severance payment (the “Severance Payment”) in an amount equal to the sum of (A) Executive’s Base Salary in effect at the time of such termination and (B) the amount, if any, of the Performance Bonus for the fiscal year prior to the year in which such termination occurs; provided, however, that if such termination occurs prior to Executive’s employment for a full fiscal year (or no Performance Bonus was payable for the fiscal year prior to the year in which such termination occurs due to failure to satisfy the conditions set forth in Section 5(b)), the payment under this clause (B) shall be the maximum Performance Bonus to which Executive would be entitled for the fiscal year in which Executive’s employment terminates, had Executive remained employed with the Company (the “Post-Termination Bonus”).  The Severance Payment shall be due and payable in cash in twenty-six (26) substantially equal payments following such termination; provided, however, that payment of the portion of the Severance Payment comprised of the Post-Termination Bonus may be delayed as necessary until the Board of Parent has determined the amount of such Post-Termination Bonus, in which case such Post-Termination Bonus shall be payable in cash in substantially equal installments to be paid with the remaining payments of the Severance Payment.  The first installment in respect of Executive’s Severance Payment shall be paid on the first regular payroll date on or following the date on which you deliver to the Company an executed Release (as defined below) and the release becomes irrevocable (the “Release Date”), with each such installment that would have been paid on the regular payroll dates of the Company during the period following the date of termination and the Release Date also paid to the Executive on the Release Date; provided, however, that, if the period during which Executive is entitled to execute and deliver the Release to the Company straddles two calendar years, subject to Executive delivering to the Company an executed and irrevocable Release, the first payment of the Severance Payment shall paid on the first regular payroll date following the Release Date during the second calendar year.

(ii)                                  In addition, during the twelve-month period following a termination giving rise to the Severance Payment (the “Benefits Continuation Period”), the Company shall continue to pay, or reimburse Executive for, the employer’s normal portion of the costs of Executive’s health and dental insurance premiums in an amount consistent with that paid on the date of termination, provided that Executive chooses to participate in COBRA or a similar health insurance continuation program and provides the Company with proof of such participation.  If Executive chooses to receive COBRA coverage from the Company’s group health plans during this twelve-month period, such coverage shall count toward the maximum coverage period permitted under such plan.

(b)         Subject to the terms and conditions of this Section 9, solely in the event that Executive’s employment hereunder is terminated (y) by the LIN Companies Without Cause pursuant to the terms and subject to the conditions of Section 8(b) hereof; or (z) by Executive with Good Reason pursuant to the terms and subject to the conditions of Section 8(c) hereof, in each case during the period beginning on the date that is thirty (30) days prior to execution of a definitive agreement which, if consummated will result in a Change in Control, subject to consummation of such Change in Control, and ending on the twenty-four (24) month anniversary of the date on which a Change in Control is consummated (the “Change in Control Protection Period”), then Executive shall be eligible to receive the payments and benefits described in Section 9(a) above, subject to the terms and conditions described in Section 9(a); provided, however, that for purposes of this Section 9(b), (i) “Severance Payment” shall mean the product of (A) the Severance Payment as defined in Section 9(a)(i) and (B) two (2); (ii) the Severance Payment shall be paid in a single lump sum payment on the Release Date; and (iii) “Benefits Continuation Period” shall mean the 24-month period following a termination giving rise to the Severance Payment.

(c)          The payment of the Severance Payment and the provision of the benefits described in this Section 9 are expressly contingent on Executive’s execution of a standard severance and release agreement containing only a release of any and all claims by him against the LIN Companies and all predecessors, successors, affiliates and subsidiaries thereof, except for claims relating to (i) the Severance Payment and other post-employment payments and benefits due pursuant to the terms and subject to the conditions of this Agreement; (ii) claims for benefits under the employee benefit plans of the LIN Companies in which Executive participates, and (iii) claims for indemnification or insurance, if applicable, arising following his employment)(a “Release”).  The Company shall have no obligation to make payments or provide benefits to or on behalf of the Executive under this Section 9 unless, following delivery by Executive of the executed Release to the Company, the period to revoke the Release under applicable law shall have expired by the thirtieth (30th) day or the sixtieth (60th) day following the date of termination of Executive’s employment, as designated by the Company on the date of Executive’s termination of employment.  Notwithstanding anything to the contrary contained herein, Employer retains the right to terminate the initiation or continuation of the Severance Payment and other benefits described in this Section 9 and to recover from Executive any and all amounts previously paid (as well as to pursue any other remedies available at law or in equity) if it discovers that Executive engaged in any fraud, theft, embezzlement, serious or substantial misconduct materially injuring the LIN Companies’ reputation, or gross negligence while employed by the Company or if Executive materially breaches this Agreement, including any breach by Executive of his obligations and covenants under Sections 10, 11, or 12 hereof.

(d)         Subject to such adjustments as may be necessary with respect to the Post-Termination Bonus as set forth in Section 9(a)(i), all payments made under this Section 9 shall be made to Executive at the same interval as payments of salary were made to Executive immediately prior to termination.  Notwithstanding the foregoing or anything to the contrary contained herein, if the Company determines that Executive is a “Specified Employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, or any successor thereto or as such may be amended hereafter, and the regulations and guidance promulgated thereunder to the extent applicable (“Section 409A”), then to the extent necessary to satisfy the requirements of Section 409A, any portion of the severance compensation under this Section 9 that shall constitute deferred compensation within the meaning of Section 409A shall not be due and payable to Executive until the date that is six (6) months after the date of termination, if necessary to avoid tax penalties under Section 409A.  In the event of such delay in payment, on the day following the expiration of such six month period Executive shall be paid the delayed portion of the severance compensation plus interest for the period of such delay, which interest shall be calculated at a rate equal to the interest rate then earned by the LIN Companies’ excess cash balances on bank deposit.

(e)          Upon the termination of Executive’s employment hereunder for any reason (including for Cause or without Good Reason, or upon Death or Disability pursuant, respectively, to Sections 8(a), 8(d) and 8(e)), Executive shall not be entitled to any payments hereunder, except (y) as expressly provided in Section 9(a) (with respect to termination without Cause or resignation with Good Reason), or (z) for any Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment, as the case may be; (ii) any accrued but unpaid vacation or expense reimbursements; (iii) any then earned but unpaid Performance Bonus with respect to the fiscal year preceding the fiscal year in which the termination occurs; (iv) any (A) Performance Bonus for the fiscal year in which the termination occurs, as applicable, pro-rated for service through the date of termination (and, if not determined as of the date of termination, such payment, if any, to be due and payable reasonably following the determination of such amounts, but in no event later than March 15 of the year following the year in which the date of termination occurs) or (B) Performance Bonus earned for that year if termination occurs at the end of the year but prior to payment; provided, however, Executive shall receive no payment under (A) or (B) upon a termination by the LIN Companies for Cause; and (v) any compensation previously earned but deferred by Executive (together with interest, to the extent and in the manner applicable pursuant to terms and subject to the conditions of Section 9(d)) prior to the date of termination that has not yet been paid.  Except as set forth in clause (iv) above, the Company shall pay to Executive any Accrued Obligations in a lump sum immediately following any termination of employment.

10.                               Non-Disclosure.

(a)         Executive acknowledges that during the period of his employment with the Company prior to the Effective Date, he has had, and thereafter during the Service Period, he will have, access to trade secrets and other confidential or proprietary information of the LIN Companies and their respective affiliates and subsidiaries (“Confidential Information”).  Executive acknowledges that as used herein, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, pricing information, billing histories, customer lists or requirements, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing businesses, research, reports, and technological innovations in any stage of development.  Confidential Information also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the LIN Companies or any of its respective affiliates or subsidiaries.  Notwithstanding the foregoing, Confidential Information shall not include any data or information that has been voluntarily disclosed to the public or the LIN Companies’ respective competitors by either of the LIN Companies (except where such public disclosure has been made by Executive or another without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(b)         Executive agrees that, both during the Service Period and after the termination of his employment hereunder for any reason, he will use his reasonable best efforts and utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he will not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information, unless done so on behalf of the LIN Companies or to the extent required by law.

(c)          All Confidential Information is, and shall remain, the exclusive property of the LIN Companies, and Executive hereby covenants and agrees that he shall promptly return all such information to the LIN Companies upon termination of this Agreement or at any other time when requested by the LIN Companies.

11.                               Non-Competition.

(a)         During the Service Period and for one (1) year after the termination of Executive’s employment hereunder for any reason, whether with or Without Cause or whether upon resignation with or without Good Reason, Executive shall not Compete (as hereinafter defined) with any material business then conducted by the LIN Companies or their respective affiliates or subsidiaries (collectively, “LIN”) without the prior written consent of the LIN Companies; except that, notwithstanding this Section 11, Executive may perform any duties on behalf of the LIN Companies as the Board of Parent shall approve and direct.  For purposes of this Agreement, the term “Compete” shall mean engaging in a business as a more than five percent (5%) stockholder or other holder of a five percent (5%) or greater equity interest of any Person (as hereinafter defined in Section 24) (whether direct or indirect, including the right to acquire such percentage equity interest), as an employee, a partner, an agent, a consultant, or any other individual representative capacity of, to or for any Person, as an officer of any Person, or a member of the board of directors, board of managers, or other managing body of such Person (unless Executive’s duties, responsibilities, and activities, including supervisory activities, for or on behalf of such Person or in such business are not related in any way to such “competitive” activity) if it involves:

(i)                                     owning or Managing (as defined below in Section 24) one or more local television stations in any designated market area in which the Company or any direct or indirect subsidiary thereof (a “Subsidiary”) owns or Manages, one or more local television stations (the “Restricted Markets”); or

(ii)                                  rendering services or advice pertaining to the business or operation of television stations in a Restricted Market, or on behalf of, any Person which is in competition with the Company or any of its affiliates or subsidiaries.

(b)         Upon and subject to reasonable notice and information being provided to the LIN Companies by Executive prior to Executive’s entering into a position or association which may cause Executive to engage in activities in breach of paragraph (a) above, Parent will conduct a timely review of such proposed position or association and notify Executive in writing regarding Parent’s view as to whether Executive will thereby breach the terms and conditions of paragraph (a) above.

12.                               Non-Solicitation.  Executive agrees that, during the twelve (12) month period immediately following termination of Executive’s employment hereunder, for whatever reason, with or without Cause or whether resignation with or without Good Reason, Executive shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, or hire any executive, employee, or consultant of LIN to cease his relationship with LIN or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of LIN to terminate such person’s relationship with LIN, in order to be employed by or do business with a Person that Competes with the LIN Companies or with any other entity that derives benefit from the production, marketing, broadcasting or other distribution or syndication of products, services, programs or other content that compete with products then produced or services, programs or other content then being provided, marketed, broadcast, distributed or syndicated by LIN or the feasibility for production of which LIN is then actually studying or is preparing to market or is developing; provided, however, that this Section 12 shall apply only within the geographic area set forth in Schedule 12 hereto.

13.                               Acknowledgment of Restrictive Covenants.  Executive acknowledges that the covenants specified in Sections 10, 11, 12, and 15 hereof (collectively, the “Protective Provisions”) contain reasonable limitations as to time, geographic area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Executive than is necessary to protect the goodwill, Confidential Information, trade secrets, customer and employee relations, and other legitimate business interests of the LIN Companies.  Executive also acknowledges and agrees that any violation of the covenants set forth in the Protective Provisions would bestow an unfair competitive advantage upon any Person, which might benefit from such violation, and would necessarily result in substantial and irreparable damage and loss to the LIN Companies.

14.                               No Inconsistent Obligation.  In order to induce the LIN Companies to enter into this Agreement, Executive represents and warrants to each of the LIN Companies that neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement to which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.

15.                               Intellectual Property.  Executive and the LIN Companies hereby covenant and agree that all intellectual property of any kind, whether now or later created, developed or produced, developed by Executive, whether directly or indirectly, in connection with services rendered by Executive for or on behalf of the LIN Companies, or from the use of premises or property owned, leased, licensed or contracted for by the LIN Companies, both prior to and subsequent to the date of this Agreement, or otherwise developed by Executive during the Service Period which is in any way related to the Company’s business, as conducted or proposed to be conducted, shall be the property of the Company.  Executive hereby assigns to the Company any and all rights and interests he now has or may hereafter acquire in and to such intellectual property.

16.                               Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery when delivered by hand, (b) on the date of transmission when sent by facsimile transmission during normal business hours with telephone confirmation of receipt, (c) one day after dispatch when sent by reputable overnight courier maintaining records of receipt, or (d) three days after dispatch when sent by registered or certified mail, postage prepaid, return receipt requested, all addressed as set forth on Schedule 16 attached hereto or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.                               Injunctive Relief; Cumulative Rights.  The parties agree that, without limitation of the rights of the LIN Companies with respect to any other breach of this Agreement, the harm to each of the LIN Companies arising from any breach by Executive of the Protective Provisions could not adequately be compensated for by monetary damages, and accordingly each of the LIN Companies shall, in addition to any other remedies available to it at law or in equity, be entitled to seek and, if so ordered by a court of competent jurisdiction, obtain, preliminary and permanent injunctive relief against such breach.  Executive agrees that the various provisions of this Agreement shall be construed as cumulative, and no one of them is exclusive of the other, or exclusive of any rights allowed by law.

18.                               Withholding.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it is legally required to withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

19.                               No Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer or director as may be specifically designated by the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or at any prior or subsequent time.  Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense.

20.                               Severability.  If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the invalidity of any other covenant or provision, each of which is hereby declared to be separate and distinct.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.  If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the parties hereto to the maximum extent possible, consistent with law and public policy.

21.                               Amendment.  No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by each of the LIN Companies and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which it is given.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by each of the LIN Companies and Executive.

22.                               Choice of Law and Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island.  Employee hereby (a) submits to personal jurisdiction in the State of Rhode Island for any action arising out of or in connection with this Agreement; (b) waives any and all personal rights under the laws of any state to object to jurisdiction within the State of Rhode Island; and (c) agrees that for any cause of action arising out of or in connection with this Agreement, venue is solely proper in any state or federal court within Rhode Island.

23.                               Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

24.                               Certain Definitions.  The capitalized terms contained and used in this Agreement which are defined below shall have the respective meanings ascribed to them as follows:

(a)         “Change in Control” shall mean the occurrence of any of the following events:

(i)                                     any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of Parent to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, other than one or more members of the Shareholder Group;

(ii)                                  a majority of the Board of Parent shall consist of Persons who are not Continuing Directors;

(iii)                               the acquisition by any Person or Group (other than (A) one or more members of the Shareholder Group or (B) with respect to a transferee of Class C common shares representing limited liability company interests in Parent, (1) one or more members of the Shareholder Group or (2) any Person approved by an affirmative vote of no less than two-thirds of the disinterested members of the Board of Parent) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Parent;

(iv)                              the acquisition by any Person or Group of limited liability company interests of Parent representing in the aggregate more than 40% of such limited liability company interests that are issued and outstanding and, as of the time of such acquisition, no other Person or Group holds, in the aggregate, a greater number of such limited liability company interests;

(v)                                 any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, other than to (A) a wholly-owned subsidiary of Parent or the Company or (B) one or more members of the Shareholder Group; or

(vi)                              Parent shall cease, whether directly or indirectly through one or more wholly-owned subsidiaries, to have the power to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

(b)         “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations or other guidelines of general applicability promulgated thereunder.

(c)          “Continuing Directors” shall mean any Person who (i) was a member of the Board of Parent on the Effective Date, (ii) is thereafter nominated for election or elected to the Board of Parent with the affirmative vote of a majority of the Continuing Directors who are members of such Board of Parent at the time of such nomination or election, or (iii) is a member of the Board of Parent and also a member of the Shareholder Group.

(d)         “Group” means any group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

(e)          “Manage” (or “Managing”) means with respect to the business or operation of a television station, (i) the provision of management services, (ii) the right to program, or select a substantial portion of the programming of, such station, including through a local marketing agreement, time brokerage agreement, joint sales agreement, shared services agreement, or other similar agreements (collectively, a “Services Agreement”), or (iii) the sale of, or the right to sell, the advertising of such station through a Services Agreement.

(f)           “Person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including any other form of business entity or any government or political subdivision or an agency or instrumentality thereof.

(g)         “Shareholder Group” shall mean HM Capital Partners, LLC, and any Person controlling, controlled by or under common control with it.

25.                               Interpretation.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.  Except where the context requires otherwise, whenever used in this Agreement, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.”  The words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  A reference in this Agreement to a Section, Paragraph, Exhibit or Schedule is to the referenced Section, Paragraph, Exhibit or Schedule of this Agreement.  The wording of this Agreement shall be deemed to be the wording mutually chosen by the parties and no rule of strict construction shall be applied against any party.  Unless expressly provided otherwise, all dollar figures in this Agreement are in the currency of the United States of America.

26.                               Survival.  The expiration or termination of this Agreement shall not relieve any party of any obligations that may have accrued hereunder prior to such expiration or termination.  The provisions of Sections 9, 10, 11, 12, 13, 15, 16, 17, 18, 19, and 20 shall survive the expiration or termination of this Agreement except as otherwise specifically provided in such Sections.

27.                               Assignment.  The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the LIN Companies and each of its respective successors and assigns.  Notwithstanding the foregoing or anything to the contrary contained herein, this Agreement may not be assigned by the LIN Companies without Executive’s prior written consent unless the LIN Companies retain join and several liability with any LIN Company assignee for the financial obligations under this Agreement.  This Agreement may not be assigned, in whole or in part, by Executive without the written consent of each of the LIN Companies.

28.                               Indemnification.  At all times during and after the Service Period the LIN Companies shall indemnify Executive pursuant to the terms and subject to the conditions of the certificate of formation, certificate of incorporation, limited liability company agreement and bylaws, respectively, of each of the LIN Companies, as such are in effect as of the Effective Date.  Executive shall have the benefit of continuing directors’ and officers’ insurance coverage at levels no less favorable than those in effect from time to time for members of the Board of Parent and the board of directors of the Company and other members of the LIN Companies’ senior management.

29.                               [Intentionally omitted]

30.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  Each party hereto will receive by delivery or by facsimile or other electronic transmission a duplicate original of the Agreement executed by each party, and each party agrees that the delivery of the Agreement by facsimile or other electronic transmission will be deemed to be an original of the Agreement so transmitted.

31.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including the Prior Employment Agreement, which Prior Employment Agreement is hereby terminated.

32.                               Section 409A of the Code.

(a)         The parties hereto agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  In no event whatsoever will the LIN Companies be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)         For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EXECUTIVE:

/s/ ROBERT RICHTER
ROBERT RICHTER

LIN MEDIA LLC

By:	/s/ VINCENT L. SADUSKY
Name: Vincent L. Sadusky
Title: President and Chief Executive Officer

LIN TELEVISION CORPORATION

By:	/s/ VINCENT L. SADUSKY
Name: Vincent L. Sadusky
Title: President and Chief Executive Officer

[Signature Page to Employment Agreement]

Schedule 5(b)

Results Bonus Percentage

Percent of Net Revenues	Bonus
85.0%	Zero
86.0%	10.0%
87.0%	20.0%
88.0%	30.0%
89.0%	40.0%
90.0%	50.0%
92.0%	60.0%
94.0%	70.0%
96.0%	80.0%
98.0%	90.0%
100.0%	100.0%
101.0%	110.0%
102.0%	120.0%
103.0%	130.0%
104.0%	140.0%
105.0%	150.0%
105.1%	Base Bonus Plus 0.025 of Incremental Sales

Schedule 12

Geographic Scope of Non-Solicitation

The geographic scope to which Section 12 shall apply shall be defined as all markets in the United States of America.

Schedule 16

Notices

If to Executive:	To the address as shall most currently appear on the records of the Company

If to the LIN Companies:	LIN Television Corporation
One West Exchange Street
Suite 5A
Providence, RI 02903
Attn: General Counsel
Fax: (401) 454-2817